Exhibit 99.1

For release: August 1, 2018	Contact: Brian Dingerdissen
Investor Relations
O: 610.645.1191
BJDingerdissen@AquaAmerica.com

Stacey Hajdak
Marketing & Communications
O: 610.520.6309
SMHajdak@AquaAmerica.com

Aqua America reports financial results for Q2 2018

•	Earnings per share increased 8.8 percent to $0.37 vs. $0.34 in Q2 2017

•	Eight municipal acquisitions signed or recently closed represent approximately 27,000 new customers

•	7.0 percent quarterly cash dividend increase to $0.219

Bryn Mawr, Pa. – Aqua America Inc. (NYSE: WTR) today reported results for the second quarter ending June 30, 2018.

Operating results

For the second quarter 2018, net income was $66.6 million, a 9.2 percent increase compared to $61.0 million reported in the same quarter of 2017. Earnings per diluted common share were $0.37 for the quarter, an increase of 8.8 percent compared to $0.34 in 2017. Rates and regulated growth drove the increase in earnings.

Revenue for the quarter was $211.9 million, an increase of 4.2 percent compared to $203.4 million in the second quarter of 2017. Rate activity, largely driven by additional revenue from infrastructure surcharge mechanisms, and regulated growth led to the revenue increase in the quarter.

Operations and maintenance expenses increased to $73.5 million for the second quarter of 2018 compared to $69.6 million in the second quarter of 2017. The effects of a favorable contract settlement and other nonrecurring items in the prior year account for over half of the increase.

“Thus far in 2018, Aqua continued to deliver operational excellence, providing quality water and wastewater service across our eight states, while growing the company through the purchase of municipal water and wastewater utilities. We currently have eight municipal transactions that have either recently closed or where we have reached agreements, which is the most we have ever had at one time.” said Aqua America Chairman and CEO Chris Franklin. “Our strong financial performance will enable us to continue to make significant investments in infrastructure while also growing to serve more customers.”

For the first six months of 2018, the company reported revenues of $406.2 million compared to $391.2 million in the first half of 2017. Operations and maintenance expenses for the first half of 2018 increased to $147.5 million compared to $137.5 million in 2017.

As of June 30, Aqua reported year-to-date net income of $117.4 million compared to $110.0 million reported through the same period of 2017, an increase of 6.7 percent. Earnings per diluted common share were $0.66 in the first six months compared to $0.62 in the same period last year.

Acquisition growth in regulated operations

In July, Aqua completed two wastewater system acquisitions: the Village of Manteno, Illinois, serving approximately 3,800 customers, and Limerick, Pennsylvania, which serves approximately 5,400 customers. Including organic growth, the company has added more than 14,000 customers or 1.4 percent customer growth in 2018 and is on track to meet its expectation of 2 to 3 percent customer growth for the year.

The company has six additional purchase agreements in place with municipalities. As Aqua announced in July, this includes a signed $50.25 million asset purchase agreement with Cheltenham Township, Pennsylvania to purchase its wastewater system serving approximately 10,500 connections. In Pennsylvania, the company also has agreements to purchase the wastewater systems of East Bradford and New Garden, and the water system of one other township. Additionally, the company has agreements with two towns in Illinois. These include an agreement with a town for its water and wastewater system serving a combined 3,000 connections and a town whose wastewater system serves over 500 connections. When all eight of these acquisitions are complete, the company will welcome over 27,000 new customer connections to the Aqua family from municipalities.

The company’s municipal growth strategy will also benefit from new fair market value legislation recently enacted in North Carolina that will enable municipalities to sell their systems to regulated utilities and generate increased infrastructure investment in those communities.

Franklin added, “We are proud to have the opportunity to be the water and wastewater solution for so many new communities and customers. By receiving fair market valuations for water and wastewater systems, municipal leaders can greatly improve their communities’ financial position and address their most pressing local and municipal needs. We are pleased with recent legislation enacted in North Carolina, where we look forward to helping more communities as we have across our operational footprint.”

Dividend

On July 20, 2018, Aqua America’s board of directors declared a quarterly cash dividend of $0.219 per share of common stock, an increase of 7.0 percent or $0.0143, compared to the $0.2047 cash dividend the company paid in June of this year. This dividend will be payable on September 1, 2018 to shareholders of record on August 17, 2018. This marks the 28th dividend increase in the past 27 years, and the company has paid a consecutive quarterly cash dividend for more than 73 years.

Capital expenditures

Aqua invested $216.6 million in the first six months of the year to improve its infrastructure systems. The company expects to invest approximately $500 million in 2018 and more than $1.4 billion through 2020. The capital investments made to rehabilitate and expand the infrastructure of the communities Aqua serves are paramount to helping it continue to protect and provide Earth’s most essential resource.

Rate activity

To date in 2018, the company’s state subsidiaries in Illinois, Indiana, New Jersey, North Carolina, Ohio, Pennsylvania and Texas have received rate awards or infrastructure surcharges totaling an estimated net increase to annualized revenues of $20 million.

The company expects to file a rate case in Pennsylvania for the first time since 2011 and expects to complete the filing in August. Additionally, Aqua currently has rate or surcharge proceedings pending in Indiana, North Carolina, Ohio, and Virginia collectively totaling a net $8.8 million.

2018 guidance

Aqua America continues to affirm guidance for 2018, which remains unchanged from last quarter:

•	Earnings per diluted common share of $1.37 to $1.42

•	Approximately $500 million in infrastructure improvements in 2018 for communities served by Aqua

•	Approximately $1.4 billion in infrastructure improvements planned through 2020 in existing operations to improve and expand systems

•	Aqua Pennsylvania expects to file a rate case in August 2018 with resolution expected in 2019

•	Total customer growth of between 2 and 3 percent

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Aug. 2, 2018

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 3083159

The company’s conference call with financial analysts will take place on Thu., Aug. 2, 2018 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Aug. 2, 2018 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 3083159). International callers can dial +1 719.457.0820 (pass code 3083159).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of earnings per share for the fiscal year ending in 2018; the projected total customer growth for 2018; the anticipated amount of capital investment in 2018; the anticipated amount of capital investment from 2018 through 2020; and, the company’s expected filing of a Pennsylvania rate case in 2018. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the continuation of the company’s growth-through-acquisition program, the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close the six municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s success in its Pennsylvania rate filing; the company’s ability to successfully complete its Pennsylvania rate filing in a timely manner; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating revenues	$211,860	$203,418	$406,207	$391,205

Operations and maintenance expense	$73,515	$69,615	$147,461	$137,505

Net income	$66,590	$60,968	$117,429	$110,040

Basic net income per common share	$0.37	$0.34	$0.66	$0.62
Diluted net income per common share	$0.37	$0.34	$0.66	$0.62

Basic average common shares outstanding	177,901	177,609	177,852	177,545
Diluted average common shares outstanding	178,273	178,045	178,299	178,042

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating revenues	$211,860	$203,418	$406,207	$391,205

Cost & expenses:
Operations and maintenance	73,515	69,615	147,461	137,505
Depreciation	36,613	33,407	72,580	67,244
Amortization	149	127	279	316
Taxes other than income taxes	14,829	14,419	29,796	29,156

Total	125,106	117,568	250,116	234,221

Operating income	86,754	85,850	156,091	156,984

Other expense (income):
Interest expense, net	23,723	21,387	47,194	42,713
Allowance for funds used during construction	(2,577)	(3,463)	(5,444)	(6,656)
Gain on sale of other assets	(141)	(10)	(337)	(279)
Equity (earnings) loss in joint venture	(911)	161	(1,293)	191
Other	437	1,238	1,040	2,476

Income before income taxes	66,223	66,537	114,931	118,539
Provision for income taxes	(367)	5,569	(2,498)	8,499

Net income	$66,590	$60,968	$117,429	$110,040

Net income per common share:
Basic	$0.37	$0.34	$0.66	$0.62
Diluted	$0.37	$0.34	$0.66	$0.62

Average common shares outstanding:
Basic	177,901	177,609	177,852	177,545

Diluted	178,273	178,045	178,299	178,042

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30, 2018	December 31, 2017
Net property, plant and equipment	$5,541,973	$5,399,860
Current assets	189,374	131,246
Regulatory assets and other assets	838,998	801,357

Total assets	$6,570,345	$6,332,463

Total equity	$2,004,352	$1,957,621
Long-term debt, excluding current portion, net of debt issuance costs	2,181,361	2,007,753
Current portion of long-term debt and loans payable	118,540	117,419
Other current liabilities	135,442	167,069
Deferred credits and other liabilities	2,130,650	2,082,601

Total liabilities and equity	$6,570,345	$6,332,463